Exhibit 8.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

September 29, 2021

Capstar Special Purpose Acquisition Corp.

405 West 14th Street
Austin, TX 78701

Re:Capstar Special Purpose Acquisition Corp.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States tax counsel to Capstar Special Purpose Acquisition Corp., a Delaware corporation (the “Company”), in connection with the proposed merger of CPSR Gelesis Merger Sub, Inc., a Delaware corporation, and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Gelesis, Inc., a Delaware corporation (“Gelesis”), with Gelesis as the surviving company, and the other transactions contemplated by that certain Business Combination Agreement, dated as of July 19, 2021, by and among the Company, Merger Sub and Gelesis (the “Business Combination”), as described in the Registration Statement on Form S-4 (Registration Statement No. 333-258693), originally filed with the U.S. Securities and Exchange Commission on August 10, 2021, as amended through the date hereof (the “Registration Statement”).  All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement, the Business Combination Agreement and such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion (the “Transaction Documents”).  We have not made an independent investigation of the facts or representations set forth in any of the Transaction Documents that we have examined, except to the extent that we have deemed necessary in our professional judgment or as you have specifically requested. Consequently, we have assumed in rendering our opinion, that: (i) no party to any Transaction Document has amended, waived or otherwise modified, or will amend, waive or otherwise modify, any material term or condition set forth therein, and each Transaction Document has been duly authorized, executed and delivered by each party thereto, (ii) there are no agreements, arrangements, or understandings among the parties that supplement or are inconsistent with the Transaction Documents, (iii) the Business Combination will be consummated in accordance with the provisions of the Transaction Documents and as described therein (and no covenants or conditions described therein and affecting this opinion have been or will be waived or modified), (iv) each provision of the Transaction Documents is valid and enforceable pursuant to its terms, (v) the information presented in such Transaction Documents (including, without limitation, representations set forth therein) or otherwise furnished to us, accurately and completely describes, in all material respects, all facts and other determinations relevant to the Business Combination. Any inaccuracy in, or breach of, any of the aforementioned statements and assumptions, or any change after the date hereof in applicable law, could adversely affect our opinion.  No ruling has been (or will be) sought from the Internal

1177 AVENUE OF THE AMERICAS NEW YORK NY 10036-2714 PHONE 212.715.9100 FAX 212.715.8000

990 MARSH ROAD MENLO PARK CA 94025-1949 PHONE 650.752.1700 FAX 650.752.1800

47 AVENUE HOCHE 75008 PARIS FRANCE PHONE (33-1) 44 09 46 00 FAX (33-1) 44 09 46 01

KRAMER LEVIN NAFTALIS & FRANKEL LLP

Revenue Service (the “Service”) by the Company as to the matters set forth herein.  The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.

Based upon and subject to the foregoing as well as the limitations set forth below and in the first paragraph under the heading “U.S. Federal Income Tax Considerations” in the Registration Statement, under presently applicable United States federal income tax law, the statements of law set forth in the Registration Statement under the headings “U.S. Federal Income Tax Considerations – Material U.S. Federal Income Tax Considerations of the Redemption and Business Combination to CPSR Equityholders – Tax Consequences of the Redemption to U.S. Holders” constitute our opinion as to the material United States federal income tax consequences to U.S. Holders of Company Class A Common Stock that elect to have their Company Class A Common Stock redeemed (the “Redemption”).

No opinion is expressed as to any matter not specifically addressed above.  Also, no opinion is expressed as to the tax consequences of the Redemption under any non-United States, state, or local tax law.  Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.  The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

This opinion is being delivered to you for the purpose of being included as an exhibit to the Registration Statement and, except as set forth above, may not be circulated, quoted, or otherwise referred to for any other purpose without our written consent.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP